EXHIBIT 99.2

              Pinnacle Systems Inc., Denies Allegations in Lawsuit

MOUNTAIN VIEW,  Calif.,  July 20 /PRNewswire/  Pinnacle  Systems,  Inc. (Nasdaq:
PCLE), a leader in digital video broadcast and production solutions, announced today that it is aware of a press release announcing the filing of a securities class action lawsuit against the Company and certain of its officers. The action was filed in the U.S. District Court for the Northern District of California, alleging that the company violated the federal securities laws. The Company intends to defend this action vigorously.

About Pinnacle Systems, Inc. Pinnacle Systems' broadcast, desktop, and consumer products provide video professionals and consumers with cutting-edge digital video tools to create, store, distribute and view Web enabled digital video easily and more affordably than ever before. Pinnacle Systems may be reached at 650-526-1600 or on the World Wide Web at www.pinnaclesys.com.

NOTE: All trademarks and registered trademarks are the property of their owners and are used for identification or reference purposes only, with no intent to infringe on copyrights. All original content is copyright

/CONTACT: Paulien Ruijssenaars, 650-237-1648, or paulien@pinnaclesys.com, or Sales, 888-484-3366, or Investor Relations, ir@pinnaclesys.com, all of Pinnacle Systems/